Exhibit 99.1

TRICO MARINE SERVICES REPORTS FOURTH QUARTER AND FISCAL 2004 RESULTS

HOUSTON, March 16, 2005 /PRNewswire-FirstCall/ -- Trico Marine Services, Inc. (OTC Pink Sheets: TMARQ - News; OTC.BB - TRMA) (the “Company” or “Trico”) today announced a net loss for the year ended December 31, 2004 of $96.0 million, or $(2.60) per share (diluted), on revenues of $112.5 million. This compares to a net loss of $164.4 million, or $(4.51) per share (diluted), on revenues of $123.5 million for 2003.

Included in the 2004 net loss are restructuring charges of $8.6 million, primarily comprised of fees paid to financial and legal advisors in connection with our recently completed restructuring, impairment charges of $8.6 million on assets held for use, losses of $10.7 million on assets held for sale and charges for accelerated amortization of deferred financing costs of $7.2 million and original issue discounts of $2.8 million, which are included in “Amortization of deferred financing costs” and “Interest expense,” respectively.

Trico also announced a net loss for its fourth quarter ended December 31, 2004 of $18.6 million, or $(0.50) per share (diluted), on revenues of $33.7 million. This compares to a net loss of $99.4 million, or $(2.70) per share (diluted), on revenues of $28.4 million for the fourth quarter of 2003. The net loss for the 2004 fourth quarter includes restructuring charges of $4.3 million and losses on assets held for sale of $2.1 million. The net loss for the 2003 fourth quarter includes a non-cash impairment of goodwill charge of $84.4 million.

The 2003 net loss includes losses on assets held for sale of $6.2 million after a decision was made to sell one of the Company’s larger North Sea vessels and an investment in a construction project in Brazil. The 2003 net loss also includes impairment of goodwill charges totaling $113.0 million, primarily related to the Company’s North Sea subsidiary acquired in 1997, and a gain on sales of assets of $1.0 million.

The Company and two of its wholly-owned domestic subsidiaries filed voluntary petitions for relief under chapter 11 of the U.S. Bankruptcy Code on December 21, 2004. On January 21, 2005, the United States Bankruptcy Court for the Southern District of New York entered an order confirming the Company’s pre-packaged plan of reorganization. On March 15, 2005 (the “Effective Date”), the Company emerged from bankruptcy after fulfilling all the post-confirmation requirements set forth in the Company’s plan of reorganization. On the Effective Date, the holders of the $250 million 8 7/8% Senior Notes due 2012 (the “Senior Notes”) received 100% of the new common stock of the Company, subject to dilution by warrants issued to former common stockholders and options and restricted stock issued to employees and directors, including the Chairman of the Board. As a result of the reorganization and the “fresh start” accounting adjustments recognized by the Company on the Effective Date, the Company’s financial statements in subsequent periods will not be comparable to periods prior to the reorganization.

“Now that we have emerged from Bankruptcy, we are able to shift our focus and efforts from our reorganization to the growth of our continuing operations. The Company is enthusiastic about executing its strategic plan to expand our geographic presence in growing markets and streamlining its operations in its current market areas”, said Joseph Compofelice, Trico’s Chairman of the Board.

Day rates for the Company's Gulf class supply boats averaged $4,479 with utilization of 48% in 2004, compared to $4,954 with utilization of 51% in 2003. North Sea day rates averaged $10,875 with utilization of 82% in 2004, compared to $11,295 with utilization of 82% in 2003. The crew and line handlers averaged $2,522 with utilization of 89% in 2004, compared to $2,897 with utilization of 74% in 2003. Although the Company’s average day rates and utilization remained below the 2003 average levels for much of the year, the Company experienced positive day rate growth during the fourth quarter of 2004 compared to both the third quarter of 2004 and the fourth quarter of 2003. This increase in revenue is primarily related to an increase in the offshore rig count in the fourth quarter of 2004 and increased demand due to the effects of Hurricane Ivan in the Gulf of Mexico and increased demand in the North Sea, particularly in December 2004.

Day rates for the Company's Gulf class supply boats averaged $4,811 with utilization of 54% in the fourth quarter of 2004, compared to $4,582 with utilization of 45% in the fourth quarter of 2003. North Sea day rates averaged $12,461 with utilization of 89% in the fourth quarter of 2004, compared to $12,276 with utilization of 73% in the fourth quarter of 2003. The crew and line handlers averaged $2,639 with utilization of 89% in the fourth quarter of 2004, compared to $2,714 with utilization of 87% in the fourth quarter of 2003.

Direct vessel operating expenses decreased 1% from $81.2 million in 2003 to $80.7 million in 2004. The decrease is primarily due to reductions in labor and payroll expenses and insurance costs, offset by increases to vessel repair and maintenance and supplies costs during 2004. The reduction in labor costs is a result of a reduction in U.S. headcount, and the full-year effect of an increase in the Norwegian government’s reimbursement of such costs starting in July 2003. In addition, operating costs during 2004 were lower due to the sale of a large North Sea AHTS vessel in September 2003 offset partially by the sale of an older North Sea class PSV early in the third quarter of 2004.

The Nasdaq has assigned the stock symbol TRMA as the trading symbol for the new common stock.

Trico provides a broad range of marine support services to the oil and gas industry, primarily in the Gulf of Mexico, the North Sea, Latin America, and West Africa. The services provided by the Company’s diversified fleet of vessels include the marine transportation of drilling materials, supplies and crews, and support for the construction, installation, maintenance and removal of offshore facilities. Trico has principal offices in Houma, Louisiana and Houston, Texas. Please visit the Company’s website at http://www.tricomarine.com for additional information.
Certain statements in this press release that are not historical fact may be "forward looking statements." Actual events may differ materially from those projected in any forward-looking statement. There are a number of important factors involving risks and uncertainties beyond the control of the Company that could cause actual events to differ materially from those expressed or implied by such statements. A description of risks and uncertainties attendant to Trico Marine Services, Inc. and its industry and other factors, which could affect the Company's results of operations or financial condition, are included in the Company's Securities and Exchange Commission filings.  Trico undertakes no obligation to publicly update or revise any forward-looking statements to reflect events or circumstances that may arise after the date of this report.

TRICO MARINE SERVICES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)
(In thousands, except share and per share amounts)

	Three months Ended		Year Ended
	December 31,		December 31,
	2004	2003	2004	2003

Revenues:	$ 33,707	$ 28,435	$ 112,510	$ 123,521

Operating expenses:
Direct vessel operating expenses and other	24,099	20,529	80,712	81,188
General and administrative	4,202	4,124	16,815	15,519
Amortization of marine inspection costs	2,787	3,034	11,432	10,775
Depreciation and amortization expense	8,274	8,226	32,931	33,392
Impairment of goodwill	-	84,388	-	113,028
Impairment of long-lived assets	-	-	8,584	-
Loss on assets held for sale	2,051	-	10,725	6,165
Loss (gain) on sale of assets, net	31	171	30	(1,045)
	41,444	120,472	161,229	259,022

Operating loss	(7,737)	(92,037)	(48,719)	(135,501)

Restructuring costs	4,292	-	8,617	-
Interest expense	7,593	7,066	33,405	30,159
Amortization of deferred financing costs	57	260	7,813	977
Loss on early retirement of debt	-	-	618	-
Other (income) expense, net	440	399	(152)	649
Loss before taxes	(20,119)	(99,762)	(99,020)	(167,286)

Income tax benefit	(1,515)	(329)	(3,068)	(2,888)

Net loss	$ (18,604)	$ (99,433)	$ (95,952)	$ (164,398)

Basic and Diluted loss per common share:
Net loss	$ (0.50)	$ (2.70)	$ (2.60)	$ (4.51)
Average common shares outstanding	36,900,537	36,830,004	36,876,152	36,470,940

Average Day Rates:
Supply (Gulf class)	$ 4,811	$ 4,582	$ 4,479	$ 4,954
PSV/AHTS (North Sea class)	12,461	12,276	10,875	11,295
Crew/line handling	2,639	2,714	2,522	2,897

Utilization:
Supply (Gulf class)	54%	45%	48%	51%
PSV/AHTS (North Sea class)	89%	73%	82%	82%
Crew/line handling	89%	87%	89%	74%

Average Number of Vessels:
Supply (Gulf class)	48.0	48.0	48.0	48.0
PSV/AHTS (North Sea class)	18.0	19.0	18.5	19.7
Crew/line handling	17.0	17.0	17.0	16.8

TRICO MARINE SERVICES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(UNAUDITED)
(In thousands, except share and per share amounts)

	December 31,	December 31,
ASSETS	2004	2003
Current assets:
Cash and cash equivalents	$ 13,170	$ 25,892
Restricted cash	1,293	1,708
Accounts receivable, net	34,373	30,451
Prepaid expenses and other current assets	1,405	1,501
Assets held for sale	3,883	-
Total current assets	54,124	59,552

Property and equipment:
Land and buildings	3,774	6,402
Marine vessels	659,289	661,729
Construction-in-progress	32	170
Transportation and other	5,240	4,628
	668,335	672,929
Less accumulated depreciation and amortization	209,124	185,910
Net property and equipment	459,211	487,019

Restricted cash - noncurrent	6,232	-
Other assets	31,188	38,620
Total assets	$ 550,755	$ 585,191

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Short-term and current maturities of debt	$ 60,902	$ 66,266
Accounts payable	6,495	6,190
Accrued expenses	7,994	6,352
Accrued insurance reserve	4,420	4,497
Accrued interest	518	3,656
Income taxes payable	455	331
Total current liabilities	80,784	87,292

Liabilities subject to compromise:
Senior Notes	250,000	-
Accrued interest on Senior Notes	25,179	-

Long-term debt, net of discounts	86,229	313,900
Deferred income taxes	40,010	39,772
Other liabilities	4,712	2,196
Total liabilities	486,914	443,160

Commitments and contingencies
Stockholders' equity:
Preferred stock, $.01 par value, 5,000,000 shares authorized and
no shares issued at December 31, 2004 and December 31, 2003	-	-
Common stock, $.01 par value, 55,000,000 shares authorized,
37,037,569 and 36,982,569 shares issued and 36,965,537 and 36,910,537
shares outstanding at December 31, 2004 and December 31, 2003	370	370
Additional paid-in capital	338,071	338,007
Accumulated deficit	(310,797)	(214,845)
Unearned compensation	(119)	(127)
Cumulative foreign currency translation adjustment	36,317	18,627
Treasury stock, at par value, 72,032 shares at December 31, 2004 and December 31, 2003	(1)	(1)
Total stockholders' equity	63,841	142,031

Total liabilities and stockholders' equity	$ 550,755	$ 585,191

TRICO MARINE SERVICES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
for the years ended December 31, 2004, 2003 and 2002
(UNAUDITED)
(In thousands)

	2004	2003	2002
Net loss	$ (95,952)	$ (164,398)	$ (67,978)
Adjustments to reconcile net loss to net cash used in
operating activities:
Depreciation and amortization	55,077	45,280	43,264
Deferred marine inspection costs	(11,360)	(10,840)	(9,542)
Deferred income taxes	(3,388)	(3,132)	14,359
Loss on asset held for sale	10,725	6,165	-
Impairment of goodwill	-	113,028	-
Loss on early retirement of debt	618	-	10,998
Impairment of long-lived assets	8,584	-	5,200
Gain on sales of assets	30	(1,045)	(454)
Provision for doubtful accounts	565	120	120
Amortization of unearned compensation	66	18	-
Change in operating assets and liabilities:
Accounts receivable	(3,065)	9,074	6,069
Prepaid expenses and other current assets	163	(347)	2,676
Accounts payable and accrued expenses	23,380	(3,659)	(3,892)
Other, net	(204)	471	(8,665)
Net cash used in operating activities	(14,761)	(9,265)	(7,845)

Cash flows from investing activities:
Purchases of property and equipment	(6,155)	(26,443)	(69,797)
Proceeds from sales of assets	3,831	54,392	1,984
Increase in restricted cash	(5,677)	(730)	(92)
Other, net	2,857	996	(1,610)
Net cash provided by (used in) investing activities	(5,144)	28,215	(69,515)

Cash flows from financing activities:
Net proceeds from issuance of common stock	-	526	60
Proceeds from issuance of debt	55,365	50,763	346,592
Repayment of debt	(48,280)	(57,408)	(292,286)
Proceeds from sale-leaseback transactions	2,746	2,929	5,858
Deferred financing costs and other	(2,783)	(150)	(6,866)
Net cash (used in) provided by financing activities	7,048	(3,340)	53,358

Effect of exchange rate changes on cash and cash equivalents	135	117	2,213

Net increase (decrease) in cash and cash equivalents	(12,722)	15,727	(21,789)
Cash and cash equivalents at beginning of period	25,892	10,165	31,954
Cash and cash equivalents at end of period	$ 13,170	$ 25,892	$ 10,165